EXHIBIT 2.1





                        AGREEMENT AND PLAN OF MERGER



                                By and Among

                               UNILEVER PLC,



                               UNILEVER N.V.,



                               CONOPCO, INC.,



                         TITAN ACQUISITION COMPANY



                                    and

                                 BESTFOODS

                          Dated as of June 6, 2000

                             TABLE OF CONTENTS

                                                                          Page

                                 ARTICLE I

                                 The Merger
                                -----------

         SECTION 1.01.  The Merger                                         1
         SECTION 1.02.  Closing                                            2
         SECTION 1.03.  Effective Time                                     2
         SECTION 1.04.  Effects of the Merger                              2
         SECTION 1.05.  Certificate of Incorporation and By-laws           2
         SECTION 1.06.  Directors                                          2
         SECTION 1.07.  Officers                                           3


                                 ARTICLE II

                          Conversion of Securities
                          ------------------------

         SECTION 2.01.  Conversion of Capital Stock                        3
         SECTION 2.02.  Exchange of Certificates                           4


                                ARTICLE III

                       Representations and Warranties
                       ------------------------------

         SECTION 3.01.  Representations and Warranties of
                          the Company                                     7
         SECTION 3.02.  Representations and Warranties of the
                          Parents, New York Sub and Delaware Sub          25


                                 ARTICLE IV

                 Covenants Relating to Conduct of Business
                 -----------------------------------------

         SECTION 4.01.  Conduct of Business                               27
         SECTION 4.02.  No Solicitation                                   31


                                 ARTICLE V

                           Additional Agreements
                           ---------------------

         SECTION 5.01.  Preparation of the Proxy Statement;
                          Stockholders Meeting                            35
         SECTION 5.02.  Access to Information; Confidentiality            36
         SECTION 5.03.  Reasonable Best Efforts;
                          Notification                                    36
         SECTION 5.04.  Company Stock Options                             38
         SECTION 5.05.  Indemnification, Exculpation and
                          Insurance                                       39
         SECTION 5.06.  Fees and Expenses                                 40
         SECTION 5.07.  Information Supplied                              41
         SECTION 5.08.  Benefits Matters                                  42
         SECTION 5.09.  Public Announcements                              45
         SECTION 5.10.  Rights Agreement; Consequences if
                          Rights Triggered                                45
         SECTION 5.11.  Parents' Shareholders' Meetings                   45
         SECTION 5.12.  Stockholder Litigation                            45
         SECTION 5.13.  Control of the Company's Operations               46
         SECTION 5.14.  Parents' Conduct                                  46

                                 ARTICLE VI

                            Conditions Precedent
                            --------------------

         SECTION 6.01.  Conditions to Each Party's Obligation
                          to Effect the Merger                            46
         SECTION 6.02.  Conditions to Obligations of the
                          Parents, New York Sub and Delaware Sub          47
         SECTION 6.03.  Conditions to Obligation of the Company           48
         SECTION 6.04.  Frustration of Closing Conditions                 49


                                ARTICLE VII

                     Termination, Amendment and Waiver
                     ---------------------------------

         SECTION 7.01.  Termination                                       49
         SECTION 7.02.  Effect of Termination                             50
         SECTION 7.03.  Amendment                                         51
         SECTION 7.04.  Extension; Waiver                                 51


                                ARTICLE VIII

                            General Provisions
                            ------------------

         SECTION 8.01.  Nonsurvival of Representations and
                          Warranties                                      51
         SECTION 8.02.  Notices                                           51
         SECTION 8.03.  Definitions                                       53
         SECTION 8.04.  Interpretation                                    54
         SECTION 8.05.  Counterparts                                      54
         SECTION 8.06.  Entire Agreement; No Third-Party
                          Beneficiaries                                   54
         SECTION 8.07.  Governing Law                                     54
         SECTION 8.08.  Assignment                                        55
         SECTION 8.09.  Enforcement                                       55

         ANNEX I    Index of Defined Terms

         EXHIBIT A  Certificate of Incorporation of the Surviving
                    Corporation

          AGREEMENT AND PLAN OF MERGER dated as of June 6, 2000, by and among UNILEVER PLC, a company incorporated under the laws of and registered in England ("PLC"), UNILEVER N.V., a Netherlands corporation ("N.V." and, together with PLC, the "Parents"), CONOPCO, INC., a New York corporation and a subsidiary of the Parents ("New York Sub"), TITAN ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of New York Sub ("Delaware Sub"), and BESTFOODS, a Delaware corporation (the "Company").

          WHEREAS the Board of Directors of each of the Company and Delaware Sub has approved and declared advisable, and the Board of Directors of each of the Parents and New York Sub has approved, this Agreement and the merger of Delaware Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.25 per share, of the Company (the "Company Common Stock") not owned by the Parents, New York Sub, Delaware Sub or the Company, other than the Appraisal Shares (as defined in Section 2.01(d)), will be converted into the right to receive $73.00 in cash;

          WHEREAS the Parents, New York Sub, Delaware Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                 ARTICLE I

                                 The Merger
                                 ----------

          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Delaware Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Delaware Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Delaware Sub in accordance with the DGCL.

          SECTION 1.02. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 11:00 a.m., New York time, on the second business day after the satisfaction or waiver of the conditions set forth in Section 6.01 (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, or at such other time, date or place agreed to in writing by the Parents, on the one hand, and the Company, on the other hand; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as the Parents, on the one hand, and the Company, on the other hand, shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "Effective Time".

          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Delaware Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Delaware Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                 ARTICLE II

                          Conversion of Securities
                          ------------------------

          SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Delaware Sub:

          (a) Capital Stock of Delaware Sub. Each issued and outstanding share of common stock of Delaware Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancelation of Treasury Stock, the Parents- Owned Stock and New York Sub-Owned Stock. Each share of Company Common Stock that is owned by the Company as treasury stock, or by any of the Parents, New York Sub or Delaware Sub, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and the Appraisal Shares) shall be converted into the right to receive $73.00 in cash, without interest (the "Merger Consideration"). At the Effective Time all such shares shall no longer be out standing and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to each such share.

          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall provide reasonably prompt notice to the Parents of any demands for appraisal of any shares of Company Common Stock, and the Parents shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Parents, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, New York Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Prior to the Effective Time, New York Sub will enter into a disbursing agent agreement with the Paying Agent, in form and substance reasonably acceptable to the Company. Promptly following the Effective Time, the Parents shall deposit or cause to be deposited with the Paying Agent in trust for the benefit of the Company's stockholders cash in an aggregate amount necessary to make the payments pursuant to Section 2.01(c) to holders of shares of Company Common Stock in respect of each such share (such amounts being collectively hereinafter referred to as the "Exchange Fund"). The Paying Agent shall invest the Exchange Fund, as New York Sub directs, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be payable to New York Sub. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as New York Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate. The Paying Agent shall also establish customary procedures for electronic or in-person delivery of Certificates and payment therefor. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by New York Sub, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of New York Sub that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d) No Liability. None of the Parents, New York Sub, Delaware Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.01(d)), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

          (f) Withholding Rights. New York Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to New York Sub, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to New York Sub for payment of its claim for Merger Consideration.

                                ARTICLE III

                       Representations and Warranties
                       ------------------------------

          SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates) delivered by the Company to the Parents prior to the execution of this Agreement (the "Company Disclosure Schedule") (it being agreed that disclosure of any item under a Subsection of this Section
3.01 in the Company Disclosure Schedule shall be deemed disclosure with respect to other Subsections of this Section 3.01 (other than Section 3.01(e) and 3.01(f)) if the applicability of such item to any such other Subsection is readily apparent from the face of the Company Disclosure Schedule), the Company represents and warrants to the Parents, New York Sub and Delaware Sub as follows:

          (a) Organization, Standing and Power. Each of the Company and its Significant Subsidiaries (as defined in Section 8.03) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than (except in the case of clause (i) above with respect to the Company) where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.03). The Company has delivered to the Parents true and complete copies of its Restated Certificate of Incorporation and By-laws as amended to the date of this Agreement. The Company has made available to the Parents and their representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 1997 (other than any such minutes to the extent relating to the Company's consideration of the Merger or other contemporaneous strategic alternatives).

          (b) Subsidiaries. Except as set forth on Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 on file with the Securities and Exchange Commission (the "SEC"), all the outstanding shares (other than any director qualifying shares) of capital stock of, or other equity or voting interests in, each subsidiary (as defined in Section 8.03) of the Company listed on such Exhibit 21 are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any corporation, partnership, joint venture, association, limited liability company or other entity, in any such case, which entity conducts any activity which is material to the Company or with respect to which the Company, directly or indirectly through one or more subsidiaries or otherwise, has any material monetary or other obligations or exposure to liability.

          (c) Capital Structure. The authorized capital stock of the Company consists of 900,000,000 shares of Company Common Stock, and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). Prior to the Effective Time, each issued and outstanding share of Series B ESOP Convertible Preferred Stock of the Company (the "Company Series B Preferred Stock") shall automatically be converted into 4.37968 shares of Company Common Stock pursuant to the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement. As of the close of business on May 31, 2000, (A) 277,292,968 shares of Company Common Stock (excluding shares held by the Company as treasury shares but including 2,631,306 shares of Company Common Stock held in a rabbi trust) were issued and outstanding, (B) 113,249,920 shares of Company Common Stock were held by the Company as treasury shares, (C) 37,000,000 shares of Company Common Stock were originally reserved for issuance pursuant to the Company's 1984 Stock and Performance Plan, 1993 Stock and Performance Plan, Deferred Compensation Plan for Outside Directors and Deferred Stock Unit Plan (such plans, collectively, the "Company Stock Plans"), of which (as of June 6, 2000) 8,569,819 shares were subject to outstanding Company Stock Options (as defined below), (D) 1,633,766 shares of Company Series B Preferred Stock were issued and outstanding, (E) 7,155,374 shares of Company Common Stock were reserved for issuance upon conversion of the Company Series B Preferred Stock and (F) 2,000,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "Company Rights") issued pursuant to the Rights Agreement dated as of January 4, 1999 (as amended from time to time, the "Company Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent. Other than 2,345,349 issued and outstanding performance unit rights (whether or not currently earned) that are linked to the price of Company Common Stock and have been granted under the Company Stock Plans (collectively, the "Company Performance Units"), there are no outstanding stock appreciation rights or other rights that are linked to the price of Company Common Stock granted under any Company Stock Plan whether or not granted in tandem with a related Stock Option. No shares of Company Common Stock are owned by any subsidiary of the Company. The Company has delivered to the Parents a true and complete list, as of the close of business on June 6, 2000, of all outstanding Company Performance Units granted under the Company Stock Plans, the grant dates and the fair market value (as determined under the applicable Company Stock Plans) of Company Common Stock on such grant dates and the names of the holders thereof. During the period from the close of business on April 30, 2000 to the date of this Agreement, no Company Performance Units have been granted by the Company. The Company has delivered to the Parents a true and complete list, as of the close of business on June 6, 2000, of all outstanding options to purchase Company Common Stock granted under the Company Stock Plans (collectively, the "Company Stock Options") and all other rights to purchase or receive Company Common Stock (collectively, the "Company Stock Issuance Rights") granted under the Company Stock Plans, the number of shares subject to each such Company Stock Option or Company Stock Issuance Right, the grant dates and exercise prices of each such Company Stock Option or, as applicable, Company Stock Issuance Right and the names of the holder thereof. As of the close of business on June 6, 2000, there were outstanding Company Stock Options (stand-alone or detached from canceled Company Performance Units) to purchase 8,569,819 shares of Company Common Stock with exercise prices on a per share basis lower than the Merger Consideration, and the weighted average exercise price of such Company Stock Options was equal to $42.90. Except as set forth above, as of the close of business on May 31, 2000, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities, were issued, reserved for issuance or outstanding. During the period from May 31, 2000 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other equity or voting interests from the Company. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and, except as set forth above, no securities or other instruments or obligations of the Company or any of its subsidiaries, having in any such case at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its subsidiaries may vote. Except as set forth above and except as specifically permitted under Section 4.01(a), there are no Contracts (as defined in Section 3.01(d)) of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. There are no outstanding contractual obligations of the Company or any of its subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (II) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. To the knowledge of the Company as of the date of this Agreement, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries. The Company has made available to the Parents a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement (prior to the amendments thereto referred to in Section 3.01(d)(ii)).

          (d) Authority; Noncontravention. (i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval (as defined in Section 3.01(n)). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. The Board of Directors of the Company, at a meeting duly called and held at which directors of the Company constituting a quorum were present, duly adopted resolutions (i) approving and declaring advisable the Merger and this Agreement and the transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company's stockholders in the Merger is fair to such stockholders,
     (iv) directing that this Agreement be submitted to a vote at a meeting of the Company's stockholders and (v) recommending that the Company's stockholders adopt this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Restated Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or otherwise under which the Company or any of its subsidiaries have rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) the receipt of a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation"), declaring the Merger compatible with the EC common market, the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation, (2) the filing with the SEC of a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (4) any filings required under the rules and regulations of the New York Stock Exchange ("NYSE") and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

               (ii) The Company and the Board of Directors of the Company have taken all action necessary to (i) render the Company Rights inapplicable to this Agreement, the Merger and the other transactions contemplated hereby and (ii) ensure that (A) neither of the Parents nor any of their respective affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other transaction contemplated hereby, (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other transaction contemplated hereby and (C) the Company Rights shall expire immediately prior to the Effective Time.

          (e) SEC Documents. The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 1999 (together with all information incorporated therein by reference, the "SEC Documents"). No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a "Filed SEC Document") has been revised or superseded by a later filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except as set forth in the Filed SEC Documents, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (x) liabilities for taxes (as defined in Section 3.01(l)(vi)) and (y) liabilities and obligations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          (f) Absence of Certain Changes or Events. Since December 31, 1999, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) a Material Adverse Effect, (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock or other equity or voting interests, except for dividends by a wholly owned subsidiary of the Company to its parent and except for the regular quarterly cash dividend with respect to the Company Common Stock in the amount of $0.265 per share and the regular semi-annual cash dividend on the Company Series B Preferred Stock, (iii) prior to the date of this Agreement, any purchase, redemption or other acquisition of any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other interests, except as required by the terms of the Company's Stock Options or the Company Series B Preferred Stock or pursuant to share repurchases pursuant to publicly announced programs, (iv) prior to the date of this Agreement, any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its United States subsidiaries and, to the knowledge of the Company, its non-United States subsidiaries, (v) except as provided or made available to the Parents prior to the date of this Agreement or in the ordinary course of business consistent with past practice or as was required under any agreement or benefit plan in effect as of December 31, 1999, any granting by the Company or any of its United States subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits or any such granting of any type of compensation or benefits to any current or former director, officer or employee not previously receiving or entitled to receive such type of compensation or benefit,
     (vi) any payment of any benefit or the grant or amendment of any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) except as required to comply with any applicable law or any Company Benefit Agreement or Company Benefit Plan existing on such date and except as provided or made available to the Parents prior to the date of this Agreement or in the ordinary course of business consistent with past practice, (vii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, (viii) any change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or applicable law or (ix) any revaluation by the Company or any of its subsidiaries of any assets that are material to the Company and its subsidiaries, taken as a whole.

          (g) Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective assets that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, nor is there any statute, law, ordinance, rule, regulation, judgment, order or decree, of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

          (h) Compliance with Laws. Except with respect to Environmental Laws (as defined in Section 3.01(j)) and taxes, which are the subject of Sections 3.01(j) and 3.01(l), respectively, the Company and its subsidiaries and their relevant personnel and operations are, and since January 1, 1998 have been, in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity applicable to their businesses or operations, except for instances of noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its subsidiaries has received, since January 1, 1998, a notice or other written communication alleging or relating to a possible violation of any statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except for notices or other written communications alleging or relating to possible violations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, "Permits"), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for any such failures to have in effect, violations, defaults or events that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

               (i) Absence of Changes in Company Benefit Plans; Employment Agreements. Except as disclosed in the Filed SEC Documents or as provided or made available to the Parents prior to the date of this Agreement, since December 31, 1999, none of the Company or any of its United States subsidiaries has terminated, adopted, amended or agreed to amend in any material respect any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time-off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding providing benefits to any of the current or former directors, officers or employees of the Company or any of its United States subsidiaries (collectively, "Company Benefit Plans") or any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan (as defined in Section 3.01(k)) or any change in the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents or as provided or made available to the Parents prior to the date of this Agreement, there exist no employment, deferred compensation, severance or termination agreements or arrangements between the Company or any of its United States subsidiaries, on the one hand, and either (i) any current or former director or executive officer of the Company, on the other hand, or (ii) any current or former director or executive officer or employee of the Company or its United States subsidiaries, which in the case of this clause (ii) is material to the Company or such United States subsidiary (collectively, "Company Benefit Agreements"), and no Company Benefit Agreement or Company Benefit Plan provides benefits that are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or its subsidiaries of the nature contemplated by this Agreement. The Company and its United States subsidiaries have consulting agreements with no more than seven individuals, none of which provide for compensation in excess of one million dollars per annum.

          (j) Environmental Matters. Except for such matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect and except as set forth in the Filed SEC Documents: (i) each of the Company and its subsidiaries possesses all Environmental Permits (as defined below) necessary to conduct its businesses and operations as currently conducted; (ii) each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws and all applicable Environmental Permits, and none of the Company or its subsidiaries has received any (A) written communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated or is liable under any Environmental Law or (B) written request for information pursuant to applicable Environmental Laws concerning the disposal of Hazardous Materials (as defined below); (iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law, and none of the Company or its subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim; and (iv) there have been no Releases (as defined below) of any Hazardous Materials that could reasonably be expected to form the basis of any Environmental Claim.

          For the purposes of this Agreement: (A) "Environmental Claims" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Governmental Entity or other person alleging liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries, or (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit; (B) "Environmental Laws" means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials; (C) "Environmental Permits" means all permits, licenses, registrations, waivers, exemptions and other authorizations required under applicable Environmental Laws; (D) "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing material, and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and (E) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          (k) ERISA Compliance. (i) Section 3.01(k)(i) of the Company Disclosure Schedule contains a true and complete list of all material United States "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), material United States "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (together, "Company Pension Plans") and all other Company Benefit Plans maintained or contributed to by the Company or any of its United States subsidiaries or any person or entity that, together with the Company or any of its United States subsidiaries, is treated as a single employer (a "Commonly Controlled Entity") under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any current or former directors, officers or employees of the Company or any of its United States subsidiaries. Other than those filed with the Filed SEC Documents, the Company has provided or made available to the Parents true and complete copies of (1) each Company Benefit Plan, (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in accordance with its terms, except where the failure so to be administered individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries and all the Company Benefit Plans are in compliance with all applicable provisions of ERISA and the Code, except for instances of possible noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. All Company Pension Plans (other than the Company's Cash Balance Pension Plan for Salaried Employees) that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 91-66 or 93-39), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans.

               (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to contribute to any Company Pension Plan that is subject to Title IV of ERISA (other than a multiemployer plan within the meaning of Section 3(37) of ERISA) with respect to which the Company or any Commonly Controlled Entity has unfunded liabilities based upon the assumptions utilized in the audited financial statements of the Company included in the Filed SEC Documents under any Company Benefit Plan subject to ERISA. Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any officer of the Company or any of its subsidiaries or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except for any such tax, penalty or liability that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Filed SEC Documents.

               (iii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a welfare benefit plan, to the extent applicable, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code.

               (iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the deduction of any amount payable pursuant to the terms of the Company Benefit Plans or Company Benefit Agreements (including by reason of the transactions contemplated hereby) will not be subject to disallowance under Section 162(m) of the Code.

               (v) The consummation of the Merger or any other transaction contemplated by this Agreement will not (x) entitle any employee, officer or director of the Company or any of its subsidiaries to severance pay or (y) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements.

               (vi) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company all employee benefit plans established or maintained by non-United States subsidiaries of the Company ("Foreign Employee Plans") are in compliance with applicable foreign law. As of December 31, 1999, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company there are no unfunded or unaccrued liabilities with respect to Foreign Employee Plans in excess of the amount reflected in the most recent audited financial statements contained in the Filed SEC Documents.

          (l) Taxes. (i) Each of the Company and its subsidiaries has timely filed or caused to be filed all tax returns required to be filed by it and all such tax returns are true and complete, except for such failures to file and such incompleteness or inaccuracies that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries has (a) timely paid or duly provided for in its most recent financial statements contained in the Filed SEC Documents all taxes due with respect to the taxable periods covered by such tax returns and all other taxes otherwise due, and (b) duly provided for on its most recent financial statements included in the Filed SEC Documents all taxes not yet due but that are payable for periods or portions thereof through the date of such financial statements, except for such failures to timely pay or duly provide for that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

               (ii) There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes alleged to be due and owing by the Company or any of its subsidiaries whether or not with respect to a tax return filed by the Company or any of its subsidiaries, except for such deficiencies, refund litigation, proposed adjustments or matters in controversy that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. No issues relating to taxes were raised by the relevant taxing authority in any audit or examination presently pending or completed in the last three years, that could reasonably be expected to have a material effect on the Company or any of its subsidiaries. The relevant statute of limitations is closed with respect to all United States Federal income tax returns of the Company and its subsidiaries to the extent set forth in the Company Disclosure Schedule.

               (iii) None of the Company or any of its subsi diaries is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice (including any liability for taxes of any other person under Treasury Regulation 1.1502-6 or comparable provision of foreign, state or local law) except for any agreement or liability solely among the Company and its subsidiaries.

               (iv) Neither the Company nor any of its subsidiaries has entered into any (A) advance pricing agreement, closing agreement or similar agreement with the IRS or (B) similar material agreement with any other taxing authority, in either case which is effective as of the date of this Agreement.

               (v) None of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement.

               (vi) As used in this Agreement, (A) "taxes" shall mean all forms of taxation imposed by any Federal, state, local, foreign or other governmental authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other taxes of any kind, including any interest, penalties and additions thereto and (B) "tax return" shall mean any return, declaration, report, document, claim for refund, information return or other statement or information required to be filed or supplied to any taxing authority or jurisdiction with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (m) State Takeover Statutes. No state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

          (n) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the voting power represented by the outstanding shares of Company Common Stock and Company Series B Preferred Stock, voting together as a single class, in favor of adopting this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the Merger. The affirmative vote of the holders of the Company Common Stock or the Company Series B Preferred Stock is not necessary to approve any transaction contemplated by this Agreement other than the consummation of the Merger.

          (o) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co. and Salomon Smith Barney, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to the Parents true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The Company has previously provided the Parents with its good faith current estimate of the aggregate of the fees and expenses of any accountant, broker, financial advisor (other than Merrill Lynch & Co. and Salomon Smith Barney, Inc.), consultant, legal counsel or other person retained by the Company or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby which will be paid by or on behalf of the Company in connection with this Agreement and the transactions contemplated hereby.

          (p) Opinions of Financial Advisors. The Company has received the oral opinion (to be subsequently confirmed in writing) of each of Merrill Lynch & Co. and Salomon Smith Barney, Inc., to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view. The Company has requested that such written opinions be delivered to it as promptly as practicable following the execution of this Agreement, and a copy of each such written opinion will be delivered to the Parents promptly after such written opinions have been received by the Company.

          SECTION 3.02. Representations and Warranties of the Parents, New York Sub and Delaware Sub. The Parents, New York Sub and Delaware Sub, jointly and severally, represent and warrant to the Company as follows:

          (a) Organization. Each of PLC, N.V., New York Sub and Delaware Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

          (b) Authority; Noncontravention. Each of PLC, N.V., New York Sub and Delaware Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parents, New York Sub and Delaware Sub and the consummation by the Parents, New York Sub and Delaware Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parents, New York Sub and Delaware Sub and no other corporate proceedings on the part of the Parents, New York Sub or Delaware Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby (other than the passing of a resolution at an extraordinary general meeting of shareholders of PLC approving this Agreement and the Merger (the "PLC Shareholder Approval") and the passing of a resolution at an extraordinary general meeting of shareholders of N.V. approving this Agreement and the Merger (the "N.V. Shareholder Approval" and, together with the PLC Shareholder Approval, the "Parents Shareholder Approval")). This Agreement has been duly executed and delivered by the Parents, New York Sub and Delaware Sub and constitutes a valid and binding obligation of the Parents, New York Sub and Delaware Sub, as applicable, enforceable against the Parents, New York Sub and Delaware Sub, as applicable, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parents or New York Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the organizational documents of either of the Parents or the Certificate of Incorporation or By-laws of New York Sub or the Certificate of Incorporation or By-laws of Delaware Sub, (ii) any Contract applicable to the Parents, New York Sub or Delaware Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Parents, New York Sub or Delaware Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Parents, New York Sub or Delaware Sub in connection with the execution and delivery of this Agreement or the consummation by the Parents, New York Sub and Delaware Sub of the transactions contemplated hereby or the compliance with the provisions of this Agreement, except for (1) the receipt of a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation declaring the Merger compatible with the EC common market, the filing of a premerger notification and report form under the HSR Act, and the receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar law or regulation,
     (2) the filing with, or furnishing to, the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (4) the PLC Shareholder Approval, (5) any filings required under the listing rules of the U.K. Listing Authority in relation to the London Stock Exchange or the listing rules and regulations of any other applicable securities exchange and (6) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Parents, New York Sub or Delaware Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger. Each of the PLC Shareholder Approval and the N.V. Shareholder Approval shall require only that the majority of the votes cast by or on behalf of the holders of the issued ordinary shares of each of PLC and N.V., respectively, that are entitled to vote upon the resolution to approve this Agreement and the Merger and are present or represented by proxy at an extraordinary general meeting of the shareholders of each of PLC and N.V., respectively, are cast in favor of such resolution.

          (c) Interim Operations of Delaware Sub. Delaware Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. Delaware Sub is a wholly owned subsidiary of New York Sub.

          (d) Capital Resources. On or prior to the Closing Date, the Parents will have sufficient cash to provide for payment of the Merger Consideration.


                                 ARTICLE IV

                 Covenants Relating to Conduct of Business
                 -----------------------------------------

          SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Parents or as specifically contemplated by this Agreement, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use their reasonable best efforts to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. Without limiting the generality of the fore going, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Parents, as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests except for (A) dividends by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.265 per share, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy and (C) regular cash dividends with respect to outstanding shares of Company Series B Preferred Stock in accordance with the terms thereof as in effect on the date of this Agreement, (y) purchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other interests, except as required by the terms thereof as in effect on the date of this Agreement, or (z) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests (other than upon the conversion of shares of Company Series B Preferred Stock into shares of Company Common Stock in accordance with the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement);

               (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, interests or securities or any stock appreciation rights or other rights that are linked to the price of Company Common Stock (other than the issuance of shares of Company Common Stock (and associated Company Rights) (1) upon the exercise of Company Stock Options and settlement of Company Stock Issuance Rights in accordance with the terms of such Company Stock Options and Company Stock Issuance Rights as in effect on the date of this Agreement or (2) upon the conversion of shares of Company Series B Preferred Stock into shares of Company Common Stock in accordance with the Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement);

               (iii) amend its certificate of incorporation or by-laws (or similar organizational documents);

               (iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, joint ven ture, association, limited liability company or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, other than purchases of inventory in the ordinary course of business consistent with past practice;

               (v) directly or indirectly sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any properties or assets or any interest therein that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

               (vi) (x) repurchase or incur any material indebted ness or guarantee any material indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any material debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the Parents, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

               (vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, (x) with respect to 2000, in any manner materially inconsistent with the Company's current overall capital budget for 2000, a true and complete copy of which has been provided to the Parents prior to the date of this Agreement and (y) with respect to 2001, in any manner materially inconsistent with the Company's overall capital budget for 2001, as reasonably approved in advance by the Parents;

               (viii) pay, discharge, settle or satisfy any material claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

               (ix) except as required to comply with applicable law or as permitted by any provision of any Company Benefit Agreement, Company Benefit Plan or other Contract as in effect on the date of this Agreement, (A) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement, Company Benefit Plan or other Contract, (B) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Agreement, Company Benefit Plan or other Contract or (C) increase the compensation of any current or former director, officer or other employee of the Company or any of its subsidiaries except in the ordinary course of business consistent with past practice;

               (x) take any action that would or could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Merger set forth in Article VI not being satisfied; or

               (xi) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

          (b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, not make any material tax election except pursuant to existing commitments without the Parents' consent (which will not be unreasonably withheld).

          (c) Advice of Changes; Filings. The Company shall (i) confer with the Parents upon their reasonable request to report on operational matters and other matters requested by the Parents and (ii) as promptly as reasonably practicable advise the Parents in writing of any change or event that would reasonably be expected to have a Material Adverse Effect. The Company, on the one hand, and the Parents, on the other hand, shall each promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement or which they are not permitted to provide to the other by applicable laws or regulations.

          SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representa tive of the Company or any of its subsidiaries (collectively, the "Representatives") to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action knowingly to facilitate, any Takeover Proposal (as defined below) or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any Takeover Proposal, in each case other than a Takeover Proposal made by the Parents; provided, however, that, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company determines in good faith constitutes or could reasonably be expected to lead to a Takeover Proposal that is more favorable to the stockholders of the Company (taking into account the person making the Takeover Proposal, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the Takeover Proposal) as well as any other factors deemed relevant by the Board of Directors of the Company) than this Agreement (a "Competitive Proposal"), and which was unsolicited and did not otherwise result from a breach of this Section 4.02, and subject to compliance with
Section 4.02(c) and (d), (x) furnish information with respect to the Company and its subsidiaries to the person making such Competitive Proposal (and its representatives) pursuant to a customary confidentiality agreement (which confidentiality agreement contains terms that are equivalent to, and in no respect less favorable to the Company than, the terms of the Confidentiality Agreement dated June 2, 2000, between New York Sub and the Company (as it may be amended from time to time, the "Confidentiality Agreement")), provided that all such information is provided on a prior or substantially concurrent basis to the Parents, and (y) participate in discussions or negotiations with the person making such Competitive Proposal (and its representatives) regarding such Competitive Proposal. As of the date of this Agreement, the Company has, and has caused each of its subsidiaries and each of the Representatives to have, (i) terminated all discussions or negotiations with all third parties regarding any Takeover Proposal and (ii) requested the prompt return of all confidential information relating to the Company or any of its subsidiaries previously furnished to any such third parties.

          The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 20% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding the assets or businesses referred to in clause (A) above.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to the Parents, New York Sub or Delaware Sub) or propose publicly to withdraw (or modify in a manner adverse to the Parents, New York Sub or Delaware Sub) the recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Takeover Proposal (other than a Takeover Proposal made by the Parents) (each such action being referred to herein as a "Company Adverse Recommendation Change"), unless the Board of Directors of the Company determines in good faith, based on such matters as it deems appropriate, after consulting with legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, (ii) adopt or approve, or propose publicly to adopt or approve, any Takeover Proposal (other than a Takeover Proposal made by the Parents), or withdraw its approval of the Merger, or propose publicly to withdraw its approval of the Merger, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 4.02 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal (as defined below) that was unsolicited and that did not otherwise result from a breach of Section 4.02(a), cause the Company to terminate this Agreement pursuant to Section 7.01(f) and concurrently enter into an Acquisition Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to
     Section 7.01(f), and any purported termination pursuant to Section 7.01(f) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Sections 5.06(b) (including the payment of the Termination Fee (as defined in Section 5.06(b)) prior to or concurrently with such termination); and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f) until after the third business day following the Parents' receipt of written notice (a "Notice of Superior Proposal") from the Company advising the Parents that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal and stating that the Board of Directors of the Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period).

          The term "Superior Proposal" means any bona fide written offer not solicited by or on behalf of the Company or any of its subsidiaries made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company or one of its subsidiaries, the stockholders of such third party) acquiring, directly or indirectly, substantially all of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) (taking into account the person making the offer, the consideration offered, the likelihood of consummation (including the legal, financial and regulatory aspects of the offer) as well as any other factors deemed relevant by the Board of Directors of the Company) to have a higher value than the consideration payable in the Merger, taking into account any changes to the terms of this Agreement proposed by the Parents in response to such Superior Proposal or otherwise.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise the Parents orally and in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall keep the Parents informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

          (d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b)(i) or 4.02(b)(ii), except as expressly permitted pursuant to Section 4.02(b).

                                 ARTICLE V

                           Additional Agreements
                           ---------------------

          SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company and the Parents shall prepare and file with the SEC the Proxy Statement and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable following the date of this Agreement. The Company shall with reasonable promptness notify the Parents upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the Parents with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parents an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the Parents.

          (b) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval with the purpose of holding the Stockholders Meeting as promptly as reasonably practicable following the date of this Agreement. Except as expressly permitted pursuant to Section 4.02(b), the Company shall, through its Board of Directors, recommend to its stockholders that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

          SECTION 5.02. Access to Information; Confidentiality. Subject to applicable law, the Company shall, and shall cause each of its subsidiaries to, afford to the Parents, and to either of the Parent's or their subsidiaries' officers, employees, investment bankers, attorneys, accountants and other advisors and representatives, reasonable access during normal business hours with reasonable prior notice during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records, and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to the Parents on a prompt basis (a) a copy of each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign supranational, national, federal, state or provincial laws and (b) all other information concerning its business, properties and personnel as the Parents may reasonably request (including the work papers of KPMG LLP). Notwithstanding the foregoing, the Company shall not be required to provide any information to the extent that providing such information would result in a waiver of attorney/client privilege or such information is subject to contractual prohibitions on disclosure to third parties. Except as required by law, the Parents will hold, and will direct their and their subsidiaries' respective officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

          SECTION 5.03. Reasonable Best Efforts; Notifica tion. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satis fied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (reasonable steps will include, subject to the second succeeding sentence, agreements or proffers to divest or hold separate the assets and businesses (or portions thereof) of the parties) and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be required to agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or any portion of any business set forth in Section 5.03 of the disclosure schedule delivered by the Parents to the Company prior to the execution of this Agreement (the "Parents Disclosure Schedule"), and the Company shall not, and shall not permit any of its subsidiaries to, take any such action with respect to any such assets or portion of any such business without the express written consent of the Parents. The Company and the Parents shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

          (b) The Company shall, as promptly as reasonably practicable, give notice to the Parents of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obli gations of the parties under this Agreement.

          (c) Each of the Parents, New York Sub and Delaware Sub shall, as promptly as reasonably practicable, give notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in
     Section 6.03(a) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          SECTION 5.04. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to provide that:

               (i) each Company Stock Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by
          (B) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised;

               (ii) each Company Stock Issuance Right outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock subject to such Company Stock Issuance Right;

               (iii) each Company Performance Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be converted at the Effective Time into the right to receive an amount of cash equal to the sum of (A) the product of (1) the Merger Consideration multiplied by (2) the percent with respect to which such Company Performance Unit is earned or deemed earned for its performance cycle, and (B) the excess, if any, of (1) the Merger Consideration over (2) the fair market value (as determined under the applicable Company Stock Plan) of each share of Company Common Stock on the date of grant of such Company Performance Unit; and

               (iv) make such other changes to the Company Stock Plans as the Company and the Parents may agree are appropriate to give effect to the Merger.

          (b) All amounts payable pursuant to Section 5.04(a) shall be subject to any required withholding of taxes or proof of eligibility of exemption therefrom, and shall be paid as soon as practicable following the Effective Time (but in no event later than five business days thereafter), without interest.

          (c) The Company shall use its reasonable best efforts to take all actions determined to be necessary to effectuate the provisions of this Section 5.04 as mutually agreed by the Parents, on the one hand, and the Company, on the other hand. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plans to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest on or following the Effective Time in respect of any capital stock of the Company to be deleted as of the Effective Time.

          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Each of the Parents, New York Sub and Delaware Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) or in the agreements identified in
Section 5.05(a) of the Company Disclosure Schedule shall be assumed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, the Parents shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

          (c) For six years after the Effective Time, the Parents shall maintain in effect the Company's current directors' and officers' liability insurance covering each person currently covered by the Company's directors' and officers' liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable in any material respect to such directors and officers than those of such policy as in effect on the date of this Agreement; provided that the Parents may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the insurance coverage otherwise required under this Section 5.05(c); provided, however, that in no event shall the Parents be required to pay aggregate annual premiums for insurance under this Section 5.05(c) in excess of $1.5 million, provided that the Parents shall nevertheless be obligated to provide such coverage as may be obtained for $1.5 million.

          (d) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

          SECTION 5.06. Fees and Expenses. (a) All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that (i) (A) a Takeover Proposal shall have been made to the Company or its stockholders, (B) thereafter this Agreement is terminated by either the Parents, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(i) (but only if the Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or 7.01(b)(iii) and (C) within 12 months after such termination, the Company or any of its subsidiaries enters into any Acquisition Agreement with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 5.06(b)(i)(C), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in
     Section 4.02(a) except that all references to 20% shall be deemed references to 40%), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) this Agreement is terminated by the Parents pursuant to Section 7.01(c), then the Company shall pay the Parents a fee equal to $625 million (the "Termination Fee") by wire transfer of same day funds to an account designated by the Parents (x) in the case of a termination by the Company pursuant to
     Section 7.01(f), concurrently with such termination, (y) in the case of a termination by the Parents pursuant to Section 7.01(c), within two business days after such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(C), upon the first to occur of such events.

          (c) The Parents shall pay $100 million to the Company in the event this Agreement is terminated by the Company pursuant to Section 7.01(e)(ii) or is terminated by the Parents pursuant to Section 7.01(d)(ii), within two business days after such termination, in either case, so long as the Company is not in breach of any of its representations, warranties or covenants contained in this Agreement. All payments made pursuant to this Section 5.06(c) shall be made by wire transfer in immediately available funds to an account designated by the Company.

          (d) The parties acknowledge that the agreements contained in
     Section 5.06(b) and in Section 5.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the party that is required to pay fails promptly to pay the amounts due pursuant to Section 5.06(b) or Section 5.06(c), as the case may be, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party that is required to pay for the amounts set forth in Section 5.06(b) or
     Section 5.06(c), as the case may be, the party that is required to pay shall pay to the other party interest on the amounts set forth in
     Section 5.06(b) or Section 5.06(c), as the case may be, from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          SECTION 5.07. Information Supplied. (a) The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will, at the date it is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on informa tion supplied by the Parents, New York Sub or Delaware Sub specifically for inclusion or incorporation by reference therein. The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

          (b) The Parents, New York Sub and Delaware Sub agree that none of the information supplied or to be supplied by the Parents, New York Sub or Delaware Sub specifically for inclusion in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 5.08. Benefits Matters. (a) For purposes hereof, "Affected Employees" shall mean those individuals who are employees of the Company and its subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

          (b) The Parents shall, and shall cause the Surviving Corporation to, give the Affected Employees full credit, for purposes of eligibility, early retirement subsidies, vesting and benefit accrual under any employee benefit plans or arrangements maintained by the Parents, the Surviving Corporation and their respective subsidiaries, for the Affected Employees' service with the Company and its subsidiaries to the same extent recognized by the Company and its subsidiaries immediately prior to the Effective Time; provided, however, that the Parents shall have the right to offset, dollar-for-dollar, any benefit accruals under their benefit plans or the benefit plans of their respective subsidiaries relating to service of an Affected Employee prior to the Effective Time to the extent such service is also recognized prior to the Effective Time under a comparable type of benefit plan or arrangement of the Company.

          (c) The Parents shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate after the Effective Time to the extent waived under the applicable Company Benefit Plan immediately prior to the Effective Time and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the calendar year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans in which the Affected Employees are eligible to participate after the Effective Time.

          (d) The Parents agree to honor, and shall cause the Surviving Corporation to honor, the Company Benefit Plans and Company Benefit Agreements disclosed in the Filed SEC Documents or Section 3.01(k)(i) of the Company Disclosure Schedule in accordance with their current terms. For a period of two years immediately following the Effective Time, the Parents shall, or shall cause the Surviving Corporation to, provide to the Affected Employees: (i) employee benefit plans and arrangements including salary and bonus opportunities, but excluding equity or equity- based programs, which are substantially similar in the aggregate to those provided to the Affected Employees immediately prior to the Effective Time; and (ii) equity or equity-based programs which are comparable to those provided to similarly situated employees of the Parents or their subsidiaries (determined, for this purpose, based upon title, position, geographical location and comparability of business unit size) following the Effective Time.

          (e) With respect to Affected Employees who are employed or provide services outside the United States ("Non-U.S. Employees"), to the extent required by applicable local law the Parents shall, or shall cause the Surviving Corporation to, immediately following the Effective Time, continue the terms and conditions of employment as in effect for Non-U.S. Employees immediately prior to the Effective Time. Nothing herein shall be construed to impose on the Parents or the Surviving Corporation any obligation for the continuation of employment of any Non-U.S. Employees or such terms and conditions of employment beyond any period of time required by local law and such terms and conditions of employment. Except as otherwise provided by this Section 5.08, nothing herein shall be construed as (i) guaranteeing any Affected Employee the right to continued employment following the Effective Time or (ii) limiting the Parents' right to amend, modify or terminate any Company Benefit Plan, Company Benefit Agreement or any other plan or arrangement in which Affected Employees are eligible to participate following the Effective Time.

          (f) Prior to the Effective Time, with respect to each named executive officer disclosed in the summary compensation table included in the Company's 2000 proxy statement on file with the SEC who is employed with the Company as of the date of this Agreement and who is a party to a change in control severance agreement (each, a "Severance Agreement"), the Company shall obtain an executed letter agreement with such named executive officer amending the definition of good reason under the Severance Agreement with such named executive officer to the effect that (i) for a period of six months immediately following the Effective Time, the named executive officer shall not have good reason to terminate employment with the Company (or otherwise have the right to claim that he or she has been constructively terminated from employment) (A) due solely to the fact that the Company shall cease to be a public company and shall become a subsidiary of another corporation as of the Effective Time, so long as the named executive officer retains his or her title and retains job authorities and responsibilities consistent in all material respects with those of his or her counterparts in the substantial subsidiaries of the Parents or (B) due to the fact that the named executive officer does not receive equity-based compensation or awards at least as beneficial as the named executive officer received before the beginning of the protection period, so long as the named executive officer is provided with equity-based compensation which is comparable to that provided to similarly situated employees of the Parents or their subsidiaries (determined, for this purpose, based upon title, position, geographical location and comparability of business unit size), (ii) the named executive officer's death or disability (as specified in the Severance Agreement) during such six-month period shall be deemed a termination of employment by the named executive officer for good reason entitling the named executive officer to all severance benefits and payments under such Severance Agreement, (iii) for a period of ninety days following such six-month period, any voluntary termination by the named executive officer shall be deemed a termination of employment by the named executive officer for good reason entitling the named executive officer to all severance benefits and payments under such Severance Agreement, (iv) following such ninety-day period, the definition of good reason under the Severance Agreement in effect prior to the execution of the letter agreement shall apply and again be in full force and effect and (v) the letter agreement is not intended to and does not otherwise limit the grounds for which each named executive officer may terminate employment for good reason under his or her Severance Agreement.

          (g) With respect to the Bestfoods Savings/Retirement Plan for Salaried Employees (the "Savings Plan"), following the Effective Time, the Parents agree to honor, and shall cause the Surviving Corporation to administer, the Savings Plan in conformity with its current terms, including upon the sale for cash pursuant to the transactions contemplated under this Agreement of all shares of Company Common Stock to be issued upon conversion of the Company Series B Preferred Stock, allocation of the net proceeds of such sale after payment of the remaining balance of the Acquisition Loan (as defined in the Savings Plan) to the accounts of the participants, and the termination of the employee stock ownership plan provisions and distribution of employee stock ownership accounts thereafter, as set forth in Amendment 10 of the Savings Plan, effective May 16, 2000.

          SECTION 5.09. Public Announcements. The Parents, New York Sub and Delaware Sub on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (other than routine employee communications) with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 5.10. Rights Agreement; Consequences if Rights Triggered. The Board of Directors of the Company shall take all action requested by the Parents in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated hereby. Except as approved in writing by the Parents, the Board of Directors of the Company shall not
(i) amend the Company Rights Agreement, (ii) redeem the Company Rights or
(iii) take any action with respect to, or make any determination under, the Company Rights Agreement.

          SECTION 5.11. Parents' Shareholders' Meetings. Each of PLC and N.V. shall cause extraordinary general meetings of their respective shareholders to be duly called and held as soon as reasonably practicable after the date of this Agreement for the purpose of obtaining the Parents Shareholder Approval.

          SECTION 5.12. Stockholder Litigation. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of the Parents (not to be unreasonably withheld). In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with the Parents, New York Sub and Delaware Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger. None of the Parents, New York Sub or Delaware Sub, or, after the Effective Time, the Surviving Corporation, shall settle any such litigation unless such settlement provides for the full and unconditional release of the Company's directors and executive officers as of the date of this Agreement.

          SECTION 5.13. Control of the Company's Operations. Nothing contained in this Agreement shall give to any of the Parents, New York Sub or Delaware Sub, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

          SECTION 5.14. Parents' Conduct. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, except as consented to in writing by the Company, none of the Parents, New York Sub, Delaware Sub or any of their controlled affiliates shall: (i) make any material acquisition of brands or businesses (including through joint venture and licensing agreements) which would be reasonably likely to (x) materially impair their ability to consummate the Merger or (y) cause a material delay of the Merger; or (ii) purchase any Company Common Stock other than (x) pursuant to the Merger, (y) purchases made after a Takeover Proposal has been made or (z) purchases by employee benefit plans.

                                 ARTICLE VI

                            Conditions Precedent
                            --------------------

          SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) Antitrust. The European Commission shall have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC common market and any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period required prior to the Effective Time under any other applicable competition, merger control, antitrust or similar law or regulation shall have been obtained or terminated or shall have expired, other than those the failure of which to have been obtained or terminated or to have expired would not reasonably be expected to (x) materially and adversely affect the business of the Parents and the Surviving Corporation following the Effective Time (it being understood for purposes of this clause (x) that no party may rely on the failure of this condition to be satisfied if such failure was caused by such party's failure to comply with the terms of Section 5.03) or (y) result in the commission of a criminal offense.

          (c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Legal Restraint and to appeal as promptly as possible any such Legal Restraint that may be entered.

          SECTION 6.02. Conditions to Obligations of the Parents, New York Sub and Delaware Sub. The obligations of the Parents, New York Sub and Delaware Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The repre sentations and warranties of the Company contained herein shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), other than for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Parents shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. For purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to a Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parents shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

          (c) Consents. The Parents shall have received evidence, in form and substance reasonably satisfactory to them, that the Parents or the Company shall have obtained (i) all consents, approvals, authorizations, qualifications and orders of all Governmental Entities (including any in connection with Environmental Laws) legally required in connection with this Agreement and the transactions contemplated by this Agreement and (ii) all other consents, approvals, authorizations and qualifications of third parties required in connection with this Agreement and the transactions contemplated by this Agreement, except in the case of clauses (i) and (ii) for those the failure of which to be obtained individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. This condition shall not be applicable to consents, approvals, authorizations, qualifications and orders under any competition, merger control, antitrust or similar law or regulation, which are the subject of Section 6.01(b).

          (d) Parents Shareholder Approval. The Parents Shareholder Approval shall have been obtained.

          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The repre sentations and warranties of the Parents, New York Sub and Delaware Sub contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parents, New York Sub and Delaware Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of each of the Parents by an executive officer of such Parent to such effect.

          (b) Performance of Obligations of the Parents, New York Sub and Delaware Sub. The Parents, New York Sub and Delaware Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of the Parents by an executive officer of such Parent to such effect.

          SECTION 6.04. Frustration of Closing Conditions. None of the Company, the Parents, New York Sub and Delaware Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.03.

                                ARTICLE VII

                     Termination, Amendment and Waiver
                     ---------------------------------

          SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained:

          (a) by mutual written consent of the Parents, New York Sub, Delaware Sub and the Company;

          (b) by either the Parents or the Company:

               (i) if the Merger shall not have been consummated by March 6, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Merger has not been consummated by such date;

               (ii) if any Legal Restraint set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

               (iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval shall not have been obtained.

          (c) by the Parents in the event a Company Adverse Recommendation Change has occurred in accordance with Section 4.02(b)(i);

          (d) by the Parents (i) if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b), and (B) has not been or is incapable of being cured by the Company within 20 business days after its receipt of written notice thereof from the Parents; or
     (ii) if, upon the votes at the duly held meetings to obtain the Parents Shareholder Approval, the Parents Shareholder Approval shall not have been obtained;

          (e) by the Company (i) if the Parents, New York Sub or Delaware Sub shall have breached any of their respective representations, warranties or covenants contained in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b), and (y) has not been or is incapable of being cured by the Parents, New York Sub or Delaware Sub within 20 business days after their receipt of written notice thereof from the Company or
     (ii) if, upon the votes at the duly held meetings to obtain the Parents Shareholder Approval, the Parents Shareholder Approval shall not have been obtained; or

          (f) by the Company in accordance with the terms and subject to the conditions of Section 4.02(b).

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or the Parents as provided in
Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parents, New York Sub, Delaware Sub or the Company, other than the provisions of Section 3.01(o), the last sentence of Section 5.02, Section 5.06, this Section 7.02 and Article VIII; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a wilful breach by such party of any of its representations, warranties or covenants set forth in this Agreement.

          SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders without the further approval of such stockholders and no amendment shall be made to Article II or Sections 5.05 or 5.08 after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not consti tute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

                                ARTICLE VIII

                             General Provisions
                             ------------------

          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to the Parents, to:

                    Unilever PLC
                    Unilever House
                    P. O. Box 68
                    Blackfriars
                    London EC4P 4BQ
                    England

                    Attention:Stephen G. Williams, Esq.

                    and

                    Unilever N.V.
                    Weena 455
                    3013 AL Rotterdam
                    The Netherlands

                    Attention: J. W. B. Westerburgen, Esq.

                    with a copy to:

                    Cravath, Swaine & Moore
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, NY 10019

                    Attention: Peter S. Wilson, Esq.
                               Daniel P. Cunningham, Esq.

          if to New York Sub or Delaware Sub, to:

                    Conopco, Inc.
                    390 Park Avenue
                    New York, NY 10022

                    Attention: Ronald M. Soiefer, Esq.

                    with a copy to:

                    Cravath, Swaine & Moore
                    Worldwide Plaza
                    825 Eighth Avenue
                    New York, NY 10019

                    Attention: Peter S. Wilson, Esq. Daniel P. Cunningham, Esq.

          if to the Company, to:

                    Bestfoods
                    700 Sylvan Avenue
                    International Plaza
                    Englewood Cliffs, NJ 07632-9976

                    Attention: General Counsel

                    with a copy to:

                    Fried, Frank, Harris, Shriver & Jacobson
                    One New York Plaza
                    New York, NY 10004

                    Attention: Arthur Fleischer, Jr., Esq.
                               Peter Golden, Esq.

          SECTION 8.03. Definitions. For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Material Adverse Effect" means any state of facts, change, development, effect, condition or occurrence that could reasonably be expected to be material and adverse to the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or, directly or indirectly, to prevent or materially impede or delay the consummation of the Merger, except for any state of facts, change, development, effect, condition or occurrence (x) relating to the economy in general or (y) affecting the food manufacturing industry generally and not specifically relating to the Company or its subsidiaries;

          (c) "person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity;

          (d) a "Significant Subsidiary" of any person means any subsidiary of such person that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

          (e) a "subsidiary" of any person means another person of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first person.

          SECTION 8.04. Interpretation. When a reference is made in this Agreement to a Section, Subsection or Schedule, such reference shall be to a Section or Subsection of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 5.05, are not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies.

          SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that the Parents, New York Sub or Delaware Sub may assign, in their sole discretion, any of or all their respective rights, interests and obligations under this Agreement to N.V. or PLC or to any, direct or indirect, at least 99% owned subsidiary of N.V. or PLC or both of them together, but no such assignment shall relieve the Parents, New York Sub or Delaware Sub of any of their respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and
(c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

          IN WITNESS WHEREOF, the Parents, New York Sub, Delaware Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         UNILEVER PLC,

                           by /S/ NIALL FITZGERALD
                              -----------------------------------------
                              Name:  Niall FitzGerald
                              Title: Chairman


                         UNILEVER N.V.,

                           by /S/ ANTONY BURGMANS
                              -----------------------------------------
                              Name:  Antony Burgmans
                              Title: Chairman


                         CONOPCO, INC.,

                            by /S/ RONALD M. SOIEFER
                              -----------------------------------------
                              Name:  Ronald M. Soiefer
                              Title: Secretary


                         TITAN ACQUISITION COMPANY,

                            by /S/ MART LAIUS
                              -----------------------------------------
                              Name:  Mart Laius
                              Title: President

                         BESTFOODS,

                            by  by /S/ CHARLES SHOEMATE
                              -----------------------------------------
                              Name:  Charles R. Shoemate
                              Title: Chairman & CEO

                                  ANNEX I
                          TO THE MERGER AGREEMENT

                           Index of Defined Terms
                           ----------------------

Term                     Section
----                     -------

Acquiring Person         3.01(d)
Acquisition Agreement    4.02(b)
Affected Employees       5.08(a)
affiliate                8.03(a)
Appraisal Shares         2.01(d)
Certificate              2.01(c)
Certificate of Merger    1.03
Closing                  1.02
Closing Date             1.02
Code                     3.01(k)
Commonly Controlled
 Entity                  3.01(k)
Company                  Preamble
Company Adverse
 Recommendation Change   4.02(b)
Company Benefit
 Agreements              3.01(i)
Company Benefit Plans    3.01(i)
Company Common Stock     Recitals
Company Disclosure
 Schedule                3.01
Company Pension Plans    3.01(k)
Company Performance
 Units                   3.01(c)
Company Preferred
 Stock                   3.01(c)
Company Rights           3.01(c)
Company Rights
 Agreement               3.01(c)
Company Series B
 Preferred Stock         3.01(c)
Company Stockholder
 Approval                3.01(n)
Company Stock Issuance
 Rights                  3.01(c)
Company Stock Options    3.01(c)
Company Stock Plans      3.01(c)
Competitive Proposal     4.02(a)
Confidentiality
 Agreement               4.02(a)
Contract                 3.01(d)
Delaware Sub             Preamble
DGCL                     1.01
Distribution Date        3.01(d)
EC Merger Regulation     3.01(d)
Effective Time           1.03
Environmental Claims     3.01(j)
Environmental Laws       3.01(j)
Environmental Permits    3.01(j)
ERISA                    3.01(k)
Exchange Act             3.01(d)
Exchange Fund            2.02(a)
Filed SEC Document       3.01(e)
Foreign Employee Plans   3.01(k)
GAAP                     3.01(e)
Governmental Entity      3.01(d)
Hazardous Materials      3.01(j)
HSR Act                  3.01(d)
IRS                      3.01(k)
Legal Restraints         6.01(c)
Liens                    3.01(b)
Material Adverse
 Effect                  8.03(b)
Merger                   Recitals
Merger Consideration     2.01(c)
New York Sub             Preamble
Non-U.S. Employees       5.08(e)
Notice of Superior
 Proposal                4.02(b)
N.V.                     Preamble
N.V. Shareholder
 Approval                5.11
NYSE                     3.01(d)
Parents                  Preamble
Parents Disclosure

 Schedule                5.03(a)
Parents Shareholder
 Approval                3.02(b)
Paying Agent             2.02(a)
Permits                  3.01(h)
person                   8.03(c)
PLC                      Preamble
PLC Shareholder
 Approval                3.02(b)
Proxy Statement          3.01(d)
Release                  3.01(j)
Representatives          4.02(a)
SEC                      3.01(b)
SEC Documents            3.01(e)
Section 262              2.01(d)
Securities Act           3.01(e)
Significant
 Subsidiary              8.03(d)
Stockholders Meeting     5.01(b)
subsidiary               8.03(e)
Superior Proposal        4.02(b)
Surviving
 Corporation             1.01
Takeover Proposal        4.02(a)
taxes                    3.01(l)
tax return               3.01(l)
Termination Fee          5.06(b)
TRA                      3.01(k)

                                 EXHIBIT A

                        CERTIFICATE OF INCORPORATION

                                     OF

                           SURVIVING CORPORATION


                                 ARTICLE I


          The name of the corporation (hereinafter called the "Corporation") is Bestfoods.

                                 ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE IV

          The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $1.00 per ..share.

                                 ARTICLE V

          The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

                                 ARTICLE VI

          In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

                                ARTICLE VII

          Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

                                ARTICLE VIII

          To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

                                 ARTICLE IX

          Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.